CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
FOURTH QUARTER AND YEAR END 2021 FINANCIAL RESULTS

Camden National Reports Record Net Income of $69.0 Million for 2021;
Net Income of $16.5 million for the Fourth Quarter of 2021

CAMDEN, Maine, January 25, 2022/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $5.5 billion bank holding company headquartered in Camden, Maine, reported record net income for the year ended 2021 of $69.0 million and diluted earnings per share ("EPS") of $4.60, each an increase of 16% over the year ended 2020. The Company finished off the year strong with solid fourth quarter 2021 earnings of $16.5 million, an increase of 13% over the third quarter of 2021. For the year ended 2021, the Company's return on average equity was 12.72% and return on average tangible equity (non-GAAP) was 15.61%, compared to 11.81% and 14.79% for the year ended 2020, respectively.

"We're excited and grateful to report a new high-water mark this year with record earnings of $69.0 million. Our success is a direct reflection of the outstanding team we have across all facets of our organization and their commitment to delivering exceptional customer experiences,” said Gregory A. Dufour, President and Chief Executive Officer of the Company. "We’re entering 2022 in great financial standing, highlighted by strong capital and reserve levels, a well-positioned balance sheet and significant momentum fueled by our dedicated team."

Dufour added, "In addition to our financial success this past year, I'm equally excited to share that we have taken several important steps and actions throughout the year to continue our efforts to promote fair and equitable treatment of all of our constituents, including our employees and communities. While certainly not a comprehensive list, a few highlights include: (1) we increased our minimum wage for all employees to $17.00 per hour and provided a wage increase of 3.0% or more to all employees, (2) the Board of Directors adopted a diversity statement outlining our commitment to diversity at the board-level, and (3) we formed a Diversity, Equity and Inclusion Council made up of employees at all levels across the Company and is sponsored by myself. We also continued to support our communities through charitable giving and volunteering, with an emphasis on homelessness and victims of domestic violence."

Net income for the fourth quarter of 2021 was $16.5 million and diluted EPS was $1.11, an increase of 13% and 14%, respectively, over the third quarter of 2021 and a decrease of 10% and 9%, respectively, compared to the fourth quarter of 2020. The decrease compared to the fourth quarter of 2020 was the result of (1) a strategic shift to hold more of our residential mortgage production in 2021, (2) lower Small Business Administration Paycheck

Protection Program ("SBA PPP") loan income, and (3) strong loan growth in the fourth quarter of 2021 that led to higher provisions for loans.

"In December, we announced a $0.04 increase in our quarterly cash dividend rate to $0.40 per share, representing our second dividend increase this year and bringing our total cash dividend per share for the year to $1.48," said Dufour. "We continue to take measured steps to manage our capital, and this year we did so through returning capital to our shareholders in the form of dividend increases and repurchases of the Company's common stock. As we move into 2022, we'll continue to actively monitor and manage capital with a focus on shareholder return."

During 2021, through the combination of cash dividends and share repurchases, the Company returned $31.2 million of capital to shareholders. For the year ended 2021, the Company repurchased 217,931 shares of its outstanding common stock at a weighted average price of $46.25.

FOURTH QUARTER 2021 HIGHLIGHTS

•Net income increased by $1.9 million, or 13%, over the third quarter of 2021, and decreased $1.8 million, or 10%, compared to the fourth quarter of 2020.
•Earnings before income taxes and provision (non-GAAP) increased $2.3 million, or 12%, over the third quarter of 2021, and decreased $1.2 million, or 5%, compared to the fourth quarter of 2020, which was driven by: (1) a decrease in mortgage banking income of $3.5 million as the Company shifted its strategy in 2021 to hold more of its residential mortgage production in its loan portfolio and (2) lower SBA PPP income of $1.0 million.
•Loans grew $116.2 million, or 4%, during the fourth quarter of 2021, and $162.2 million, or 5%, excluding SBA PPP loans (non-GAAP). Loans grew $211.7 million, or 7%, for the year ended 2021, and $310.8 million, or 10%, excluding SBA PPP loans.
•Residential mortgage loan originations reached a new record in 2021 with $1.1 billion of volume, an increase of 5% over the previous record set just last year.
•Fourth quarter 2021 dividend payable to shareholders increased $0.04, or 11%, to $0.40 per share, and was the Company's second dividend increase during 2021 for a total of $0.07 per share, or 21%. The Company's annualized dividend yield at December 30, 2021 (last business day) was 3.32%, based on the Company's closing stock price of $48.16.
•Allowance for credit losses on loans ("ACL") coverage ratio was 0.97% to total loans at December 31, 2021, compared to 1.18% a year ago, but still above pre-pandemic levels of 0.81% at December 31, 2019.

FINANCIAL CONDITION

Total assets grew 12% during 2021 to $5.5 billion as of December 31, 2021. Asset growth for the year ended 2021 was driven by an increase in investment balances of $390.7 million, or 34%, and an increase in loan balances of $211.7 million, or 7%.
•For the year ended 2021, investment balances grew 34% to $1.5 billion at December 31, 2021, and were 28% of total assets at December 31, 2021, compared to 23% a year ago. The increase in investment balances during 2021 was directly tied to the run-up in liquidity across the industry as deposits grew 15% over this period. For the year ended 2021, the Company purchased $758.8 million of debt securities, which continue to be primarily mortgage-backed securities and collateralized mortgage obligations. As of December 31, 2021, the weighted-average life of the Company's debt securities portfolio was 5.9 years compared to 5.1 years as of December 31, 2020.
•For the year ended 2021, loan balances grew 7% (and excluding SBA PPP loans grew 10%) to $3.4 billion at December 31, 2021. Loan growth occurred within the residential real estate loan portfolio – increasing $251.6 million, or 24%, to $1.3 billion at December 31, 2021 – and within the commercial real estate loan portfolio – increasing $126.0 million, or 9%, to $1.5 billion at December 31, 2021. The increase in these two loan portfolios more than offset the decreases across the commercial, consumer and home equity, and

SBA PPP loan portfolios, which decreased 5%, 18% and 73%, respectively. At December 31, 2021, remaining SBA PPP loan balances were $36.0 million, which are net of unearned origination fees of $1.2 million yet to be recognized. The Company anticipates that its SBA PPP loan portfolio will continue to pay-down at an accelerated pace as borrowers apply for forgiveness.
As previously reported, during the first half of 2021 the Company shifted its strategy to hold more of its fixed rate residential mortgage production within its loan portfolio. For the year ended 2021, the Company held 56%, or $609.3 million, of its residential mortgage production within its loan portfolio, which includes holding 67% of its originations for the fourth quarter of 2021. As of December 31, 2021, 73% of the Company’s residential mortgage pipeline was designated to be held in its portfolio.
Total deposits grew $603.6 million, or 15%, during 2021 to $4.6 billion as of December 31, 2021. Core deposits grew $726.8 million, or 22%, led by annual checking account growth of $550.1 million, or 26%, and annual savings and money market account growth of $176.6 million, or 14%. Core deposit growth during the year was driven by additional government stimulus programs in response to the COVID-19 pandemic. Given the increase in core deposits during 2021, other funding channels were closely managed in an effort to reduce more costly funding, including: (1) a decrease in certificates of deposit balances and brokered deposit balances of $48.0 million and $75.1 million, respectively, (2) the early termination of a $25.0 million long-term borrowing contract during the first quarter of 2021 and (3) full redemption of the Company's $15.0 million of subordinated notes during the second quarter of 2021, at par plus accrued interest.

The Company's loan-to-deposit ratio was 74% at December 31, 2021, compared to 80% at December 31, 2020.

As of December 31, 2021, the Company's capital position was strong, highlighted by:
•Total risk-based capital ratio of 14.71% and a tier 1 leverage ratio of 8.92%, each well in excess of regulatory capital requirements.
•Shareholders' equity to total assets ratio and tangible common equity ratio (non-GAAP) were 9.84% and 8.22%, respectively.
•Book value per share of $36.72 at December 31, 2021, an increase of $1.22, or 3%, during 2021. Tangible book value per share (non-GAAP) increased $1.19, or 4%, during 2021 to $30.15 at December 31, 2021.

The Company repurchased 111,429 shares of its outstanding common stock during the fourth quarter and 217,931 shares for the year ended 2021. In January 2022, the Company announced a new share repurchase program for 750,000 shares of Company common stock, or approximately 5% of outstanding stock at December 31, 2021. The new share repurchase program replaces the prior program, which expired upon the announcement of the new program.

ASSET QUALITY

As of December 31, 2021, the Company's asset quality metrics remained very strong with non-performing assets of 0.13% of total assets and loans 30-89 days past due of 0.04% of total loans. In comparison, at December 31, 2020, non-performing assets were 0.22% of total assets, and loans 30-89 days past due were 0.10% of total loans.

As of December 31, 2021, the Company did not have any loans operating under a temporary deferment arrangement as permitted under the Coronavirus Aid, Relief and Economic Security Act, commonly referred to as the CARES Act, and the Consolidated Appropriations Act, 2021.

ALLOWANCE FOR CREDIT LOSSES ("ACL")

As of December 31, 2021 and 2020, the Company accounted for its ACL on loans in accordance with the current expected credit losses model, commonly referred to as "CECL." At December 31, 2021, the ACL on loans was $33.3 million, or 0.97% of total loans, compared to $32.3 million, or 0.97% of total loans, at September 30, 2021 and $37.9 million, or 1.18% of total loans, at December 31, 2020. In estimating the ACL on loans at December 31, 2021, the Company considered portfolio make-up and loan balances, current and forecasted macroeconomic and credit trends, as well as Company-specific factors. The decrease in the ACL on loans over this period reflects the general improvement across many of the macroeconomic factors observed, as well as accounts for the strong loan growth during 2021 of 7% (or 10% excluding SBA PPP loans). At December 31, 2021, the ACL on loans to total loans ratio of 0.97% accounts for the overall macroeconomic improvement and continued strong overall asset quality, as well as the continued dynamic environment and unique challenges that persist largely due to the pandemic.

FINANCIAL OPERATING RESULTS (Q4 2021 vs. Q3 2021)

Net income for the fourth quarter of 2021 was $16.5 million, an increase of $1.9 million, or 13%, over the third quarter of 2021. Diluted EPS for the fourth quarter of 2021 was $1.11, an increase of $0.14, or 14%, on a linked quarter-basis.

Earnings before income taxes, provision and SBA PPP income for the fourth quarter was $19.2 million, an increase of $1.6 million, or 9%, over the third quarter of 2021.

Net Interest Income and Net Interest Margin. Net interest income for the fourth quarter of 2021 was $36.8 million, an increase of $2.1 million, or 6%, over the third quarter of 2021. On a linked quarter-basis, interest income increased $2.1 million, or 6%, and interest expense was stable, increasing only $21,000, or 1%.
•The increase in interest income between periods was driven by: (1) an increase in SBA PPP income of $734,000 as average SBA PPP loan balances decreased 47% during the fourth quarter of 2021, (2) an increase in average investment balances of $107.2 million, or 8%, and (3) an increase in average loan balances of $69.3 million, or 2%. The yield on average interest-earning assets for the fourth quarter was 3.02%, an increase of 5 basis points over the third quarter of 2021. However, adjusting for SBA PPP loans and excess liquidity, the yield on average-interest earning assets for the fourth quarter was 3.01%, a decrease of 3 basis points compared to the third quarter of 2021, driven primarily by lower residential real estate loan yields of 6 basis points between periods.
•The increase in interest expense between periods was driven by an increase in average deposits of $175.0 million, or 4%, to $4.4 billion, but was partially offset by a decrease in costs of funds of 1 basis point to 0.21%.

Net interest margin for the fourth quarter of 2021 was 2.82%, an increase of 6 basis points over the third quarter of 2021. Adjusted net interest margin, which excludes SBA PPP loans and excess liquidity (non-GAAP), for the fourth quarter of 2021 was 2.79%, a decrease of 3 basis points compared to the third quarter of 2021.

Provision for Credit Losses. The change in provision for credit losses between periods is highlighted in the table below:

($ in thousands)	Q4 2021	Q3 2021	Increase / (Decrease)
Provision for credit losses - loans	$1,220	$269	$951
Provision for credit losses - off-balance sheet credit exposures	10	670	(660)
Provision (credit) for credit losses	$1,230	$939	$291

On a linked quarter-basis, the increase in provision for credit losses on loans was primarily due to loan growth, excluding SBA PPP loans, of $162.2 million, or 5%, and was partially offset by continued improving current and forecasted market conditions.

The provision for credit losses on off-balance sheet credit exposures reflects the change between periods on the Company’s future expected credit losses on funding commitments, which includes the unfunded portion of its construction loans, credit lines, and committed loan pipeline. On a linked quarter-basis, the Company's ACL on off-balance sheet credit exposures was stable, increasing $10,000 to $3.2 million at December 31, 2021.

Non-Interest Income. Non-interest income for the fourth quarter of 2021 was $12.1 million, an increase of $1.0 million, or 9%, over the third quarter of 2021. The increase was driven by an increase in debit card income of $701,000, which was primarily due to receipt of our annual incentive bonus of $741,000 and an increase in mortgage banking income of $171,000.

Non-Interest Expense. Non-interest expense for the fourth quarter of 2021 was $27.0 million, an increase of $705,000, or 3%, compared to the third quarter of 2021. The increase was driven by: (1) higher other expenses of $555,000 primarily due to a valuation adjustment on the Company's back-to-back loan swap program of $188,000, and an increase in marketing- and employee-related costs of $140,000 and $130,000, respectively, (2) higher furniture, equipment and data processing costs of $313,000, which includes timing of the annual core system upgrade in the fourth quarter and continued investments in information security infrastructure, (3) higher consulting and professional fees of $247,000, and (4) higher net occupancy costs of $150,000 due to the change in seasons and employees returning to the office in September 2021. These increases were partially offset by a decrease in salaries and benefits expense of $637,000 primarily driven by a decrease in bonus and incentive accruals between quarters, net of an increase in wages due to the off-cycle merit increase in early-October 2021 that provided employees with a wage increase of 3% or more and increased minimum wage by $2 to $17 per hour.

FINANCIAL OPERATING RESULTS (Q4 2021 vs. Q4 2020)

Net income for the fourth quarter of 2021 decreased $1.8 million, or 10%, compared to the fourth quarter of 2020. Diluted EPS for the fourth quarter of 2021 decreased of $0.11, or 9%, compared to the same period last year. The highlights include:
•An increase in net interest income between periods of $1.3 million, or 4%, driven by higher average investment balances of 41%, and a decrease in cost of funds of 12 basis points, partially offset by lower SBA PPP loan income of $1.0 million.
•A decrease in net interest margin between periods of 24 basis points to 2.82% for the fourth quarter of 2021. Adjusted net interest margin, which excludes SBA PPP loans and excess liquidity (non-GAAP), for the fourth quarter of 2021 was 2.79%, a decrease of 20 basis points compared to the fourth quarter of 2020.
•An increase in provision for credit losses between periods of $972,000.
•A decrease in non-interest income between periods of $2.2 million, or 16%, driven by a shift in strategy to hold more residential mortgage loans in 2021, which resulted in a decrease in mortgage banking income of $3.5 million, partially offset by an increase in debit card income of $718,000.

•An increase in non-interest expense between periods of $276,000, or 1%. For the fourth quarter of 2021, our annualized ratio of non-interest expense to average assets was 1.94%, compared to 2.13% for the fourth quarter of 2020.

Q4 2021 CONFERENCE CALL

Camden National will host a conference call and webcast at 3:00 p.m., Eastern Time, on Tuesday, January 25, 2022 to discuss its fourth quarter and year ended 2021 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic): (844) 200-6205
Live dial-in (international): (929) 526-1599
Participant access code:        160478
Live webcast: https://events.q4inc.com/attendee/636180084

A link to the live webcast will be available on Camden National's website under "Investor Relations" at
www.CamdenNational.com prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $5.5 billion in assets and approximately 600 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 68 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past three years, Camden National Bank was named a Customer Experience (CX) Leader by leading independent research firm, Greenwich Associates. In 2021, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for eleven years, and the bank was included in the 2021 list of Best Places to Work in Maine. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements about the potential effects of the COVID-19 pandemic on our business, results of operations and financial condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, action taken by government authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, service providers and on economies and markets more generally. Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as earnings before income taxes and provision and earnings before income taxes, provision and SBA PPP loan income; return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; core deposits and average core deposits; adjusted yield on interest-earning assets and adjusted net interest margin (fully-taxable equivalent); and total loans, excluding SBA PPP loans. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measure help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

Selected Financial Data
(unaudited)

	At or For The Three Months Ended			At or For The Year Ended
(In thousands, except number of shares and per share data)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Financial Condition Data
Investments	$1,523,485	$1,471,118	$1,132,812	$1,523,485	$1,132,812
Loans and loans held for sale	3,437,289	3,326,129	3,261,379	3,437,289	3,261,379
Allowance for credit losses on loans	33,256	32,272	37,865	33,256	37,865
Total assets	5,500,356	5,502,902	4,898,745	5,500,356	4,898,745
Deposits	4,608,889	4,605,180	4,005,244	4,608,889	4,005,244
Borrowings	255,939	255,883	246,770	255,939	246,770
Shareholders' equity	541,294	545,984	529,314	541,294	529,314
Operating Data
Net interest income	$36,797	$34,746	$35,461	$137,436	$136,307
Provision (credit) for credit losses	1,230	939	258	(3,190)	12,418
Non-interest income	12,101	11,099	14,331	49,735	50,490
Non-interest expense	26,968	26,263	26,692	103,720	99,983
Income before income tax expense	20,700	18,643	22,842	86,641	74,396
Income tax expense	4,209	4,003	4,564	17,627	14,910
Net income	$16,491	$14,640	$18,278	$69,014	$59,486
Key Ratios
Return on average assets	1.18%	1.08%	1.45%	1.31%	1.23%
Return on average equity	12.00%	10.51%	13.94%	12.72%	11.81%
GAAP efficiency ratio	55.15%	57.29%	53.61%	55.41%	53.52%
Net interest margin (fully-taxable equivalent)	2.82%	2.76%	3.06%	2.84%	3.09%
Non-performing assets to total assets	0.13%	0.14%	0.22%	0.13%	0.22%
Common equity ratio	9.84%	9.92%	10.81%	9.84%	10.81%
Tier 1 leverage capital ratio	8.92%	9.13%	9.13%	8.92%	9.13%
Total risk-based capital ratio	14.71%	15.06%	15.40%	14.71%	15.40%
Per Share Data
Basic earnings per share	$1.11	$0.98	$1.22	$4.62	$3.96
Diluted earnings per share	$1.11	$0.97	$1.22	$4.60	$3.95
Cash dividends declared per share	$0.40	$0.36	$0.33	$1.48	$1.32
Book value per share	$36.72	$36.77	$35.50	$36.72	$35.50
Non-GAAP Measures(1)
Return on average tangible equity	14.71%	12.86%	17.27%	15.61%	14.79%
Efficiency ratio	54.90%	57.00%	53.30%	54.85%	52.56%
Adjusted net interest margin (fully-taxable equivalent)	2.79%	2.82%	2.99%	2.87%	3.10%
Earnings before income taxes and provision for credit losses	$21,930	$19,582	$23,100	$83,451	$86,814
Earnings before income taxes, provision for credit losses and SBA PPP loan income	$19,246	$17,632	$19,413	$75,281	$79,064
Tangible common equity ratio	8.22%	8.30%	8.99%	8.22%	8.99%
Tangible book value per share	$30.15	$30.23	$28.96	$30.15	$28.96
(1)    Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data
(unaudited)

(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020
ASSETS
Cash, cash equivalents and restricted cash	$220,625	$379,656	$145,774
Investments:
Trading securities	4,428	4,335	4,161
Available-for-sale securities, at fair value (book value of $1,508,981, $1,443,800 and $1,078,474, respectively)	1,507,486	1,455,210	1,115,813
Held-to-maturity securities, at amortized cost (fair value of $1,380, $1,390, and $1,411, respectively)	1,291	1,293	1,297
Other investments	10,280	10,280	11,541
Total investments	1,523,485	1,471,118	1,132,812
Loans held for sale, at fair value (book value of $5,786, 10,789, and $40,499 respectively)	5,815	10,826	41,557
Loans:
Commercial real estate	1,495,460	1,419,677	1,369,470
Commercial(1)	363,695	352,533	381,494
SBA PPP	35,953	81,959	135,095
Residential real estate	1,306,447	1,222,084	1,054,798
Consumer and home equity	229,919	239,050	278,965
Total loans	3,431,474	3,315,303	3,219,822
Less: allowance for credit losses on loans	(33,256)	(32,272)	(37,865)
Net loans	3,398,218	3,283,031	3,181,957
Goodwill and core deposit intangible assets	96,885	97,049	97,540
Other assets	255,328	261,222	299,105
Total assets	$5,500,356	$5,502,902	$4,898,745
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$1,279,565	1,289,018	$792,550
Interest checking	1,351,736	1,266,242	1,288,575
Savings and money market	1,459,472	1,437,550	1,282,886
Certificates of deposit	309,648	323,395	357,666
Brokered deposits	208,468	288,975	283,567
Total deposits	4,608,889	4,605,180	4,005,244
Short-term borrowings	211,608	211,552	162,439
Long-term borrowings	—	—	25,000
Subordinated debentures	44,331	44,331	59,331
Accrued interest and other liabilities	94,234	95,855	117,417
Total liabilities	4,959,062	4,956,918	4,369,431
Shareholders’ equity	541,294	545,984	529,314
Total liabilities and shareholders’ equity	$5,500,356	$5,502,902	$4,898,745
(1)    Includes the Healthcare Professional Funding Corporation ("HPFC") loan portfolio.

Consolidated Statements of Income Data
(unaudited)

	For the Three Months Ended			For the Year Ended
(In thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest Income
Interest and fees on loans	$32,827	$31,185	$33,810	$125,437	$134,000
Taxable interest on investments	5,507	5,157	4,158	18,869	18,399
Nontaxable interest on investments	754	756	815	3,001	3,253
Dividend income	106	99	157	412	655
Other interest income	257	182	202	765	893
Total interest income	39,451	37,379	39,142	148,484	157,200
Interest Expense
Interest on deposits	1,963	1,973	2,591	7,920	15,544
Interest on borrowings	151	122	246	605	1,837
Interest on subordinated debentures	540	538	844	2,523	3,512
Total interest expense	2,654	2,633	3,681	11,048	20,893
Net interest income	36,797	34,746	35,461	137,436	136,307
Provision (credit) for credit losses(1)	1,230	939	258	(3,190)	12,418
Net interest income after provision (credit) for credit losses	35,567	33,807	35,203	140,626	123,889
Non-Interest Income
Mortgage banking income, net	2,084	1,913	5,598	13,704	18,487
Debit card income	3,979	3,278	3,261	13,105	10,420
Service charges on deposit accounts	1,826	1,744	1,742	6,626	6,697
Income from fiduciary services	1,656	1,627	1,506	6,516	6,115
Brokerage and insurance commissions	1,028	993	798	3,913	2,832
Bank-owned life insurance	590	589	615	2,364	2,533
Customer loan swap fees	—	—	—	—	222
Other income	938	955	811	3,507	3,184
Total non-interest income	12,101	11,099	14,331	49,735	50,490
Non-Interest Expense
Salaries and employee benefits	15,265	15,902	16,245	61,007	57,938
Furniture, equipment and data processing	3,293	2,980	3,180	12,247	11,756
Net occupancy costs	1,963	1,813	1,800	7,532	7,585
Debit card expense	1,147	1,106	969	4,313	3,753
Consulting and professional fees	1,039	792	956	3,691	3,833
Regulatory assessments	562	522	479	2,074	1,450
Amortization of core deposit intangible assets	164	163	171	655	682
Other real estate owned and collection costs (recoveries), net	55	60	112	(101)	382
Other expenses	3,480	2,925	2,780	12,302	12,604
Total non-interest expense	26,968	26,263	26,692	103,720	99,983
Income before income tax expense	20,700	18,643	22,842	86,641	74,396
Income Tax Expense	4,209	4,003	4,564	17,627	14,910
Net Income	$16,491	$14,640	$18,278	$69,014	$59,486
Per Share Data
Basic earnings per share	$1.11	$0.98	$1.22	$4.62	$3.96
Diluted earnings per share	$1.11	$0.97	$1.22	$4.60	$3.95

Quarterly Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance			Yield/Rate
	For the Three Months Ended			For the Three Months Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	September 30, 2021	December 31, 2020
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$322,779	$304,594	$267,083	0.15%	0.12%	0.09%
Investments - taxable	1,392,645	1,284,851	945,866	1.65%	1.66%	1.88%
Investments - nontaxable(1)	113,429	114,033	121,354	3.36%	3.36%	3.40%
Loans(2):
Commercial real estate	1,450,454	1,410,201	1,348,269	3.61%	3.59%	3.65%
Commercial(1)	331,405	339,638	331,707	3.50%	3.49%	3.89%
SBA PPP	55,982	105,742	186,416	18.76%	7.22%	7.74%
Municipal(1)	14,966	17,021	20,645	3.56%	3.41%	3.46%
HPFC	6,997	8,981	13,947	7.50%	7.45%	6.98%
Residential real estate	1,273,342	1,174,559	1,093,367	3.47%	3.53%	3.96%
Consumer and home equity	235,232	242,921	287,665	4.24%	4.27%	4.25%
Total loans	3,368,378	3,299,063	3,282,016	3.85%	3.73%	4.07%
Total interest-earning assets	5,197,231	5,002,541	4,616,319	3.02%	2.97%	3.38%
Other assets	361,169	384,766	405,976
Total assets	$5,558,400	$5,387,307	$5,022,295

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,286,858	$1,251,492	$800,391	—%	—%	—%
Interest checking	1,343,206	1,246,634	1,371,910	0.20%	0.20%	0.23%
Savings	726,085	688,331	589,856	0.04%	0.04%	0.04%
Money market	726,890	709,705	700,949	0.29%	0.29%	0.33%
Certificates of deposit	315,908	327,802	373,364	0.47%	0.49%	0.89%
Total deposits	4,398,947	4,223,964	3,836,470	0.15%	0.15%	0.23%
Borrowings:
Brokered deposits	271,474	289,374	286,038	0.46%	0.45%	0.46%
Customer repurchase agreements	208,055	182,114	183,337	0.29%	0.26%	0.40%
Subordinated debentures	44,331	44,331	59,327	4.84%	4.81%	5.66%
Other borrowings	1	—	25,000	0.40%	—%	1.00%
Total borrowings	523,861	515,819	553,702	0.76%	0.76%	1.02%
Total funding liabilities	4,922,808	4,739,783	4,390,172	0.21%	0.22%	0.33%
Other liabilities	90,245	94,803	110,452
Shareholders' equity	545,347	552,721	521,671
Total liabilities & shareholders' equity	$5,558,400	$5,387,307	$5,022,295
Net interest rate spread (fully-taxable equivalent)				2.81%	2.75%	3.05%
Net interest margin (fully-taxable equivalent)				2.82%	2.76%	3.06%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)				2.79%	2.82%	2.99%
(1)     Reported on tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Year-to-Date Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance		Yield/Rate
	For the Year Ended		For the Year Ended
(In thousands)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$268,879	$179,718	0.12%	0.19%
Investments - taxable	1,189,895	874,823	1.66%	2.24%
Investments - nontaxable(1)	115,169	121,302	3.30%	3.39%
Loans(2):
Commercial real estate	1,412,884	1,310,160	3.64%	3.92%
Commercial(1)	330,919	381,087	3.67%	3.97%
SBA PPP	118,414	146,918	6.90%	5.28%
Municipal(1)	20,529	19,073	3.37%	3.56%
HPFC	9,808	17,000	8.15%	8.23%
Residential real estate	1,156,698	1,085,064	3.61%	4.05%
Consumer and home equity	250,061	312,076	4.21%	4.48%
Total loans	3,299,313	3,271,378	3.81%	4.11%
Total interest-earning assets	4,873,256	4,447,221	3.07%	3.56%
Other assets	382,290	398,224
Total assets	$5,255,546	$4,845,445

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,083,357	$684,539	—%	—%
Interest checking	1,297,695	1,289,501	0.19%	0.35%
Savings	675,533	536,014	0.04%	0.06%
Money market	706,474	701,640	0.29%	0.50%
Certificates of deposit	333,352	454,750	0.53%	1.27%
Total deposits	4,096,411	3,666,444	0.16%	0.38%
Borrowings:
Brokered deposits	282,399	242,951	0.45%	0.60%
Customer repurchase agreements	185,246	205,890	0.31%	0.64%
Subordinated debentures	48,605	59,228	5.19%	5.93%
Other borrowings	3,562	58,601	0.99%	0.89%
Total borrowings	519,812	566,670	0.85%	1.20%
Total funding liabilities	4,616,223	4,233,114	0.24%	0.49%
Other liabilities	96,598	108,707
Shareholders' equity	542,725	503,624
Total liabilities & shareholders' equity	$5,255,546	$4,845,445
Net interest rate spread (fully-taxable equivalent)			2.83%	3.07%
Net interest margin (fully-taxable equivalent)			2.84%	3.09%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)			2.87%	3.10%
(1)    Reported on tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)    Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data
(unaudited)

(In thousands)	At or For The Year Ended December 31, 2021	At or For The Nine Months Ended September 30, 2021	At or For The Six Months Ended June 30, 2021	At or For The Three Months Ended March 31, 2021	At or For The Year Ended December 31, 2020(1)
Non-accrual loans:
Residential real estate	$2,107	$2,576	$2,725	$3,637	$3,477
Commercial real estate	184	207	222	309	512
Commercial(2)	829	860	1,511	1,737	1,607
Consumer and home equity	1,207	1,429	1,424	1,897	2,000
Total non-accrual loans	4,327	5,072	5,882	7,580	7,596
Accruing troubled-debt restructured loans not included above	2,392	2,564	2,519	2,579	2,818
Total non-performing loans	6,719	7,636	8,401	10,159	10,414
Other real estate owned	165	165	165	204	236
Total non-performing assets	$6,884	$7,801	$8,566	$10,363	$10,650
Loans 30-89 days past due:
Residential real estate	$400	$1,195	$303	$772	$2,297
Commercial real estate	47	—	99	177	50
Commercial(2)	552	557	183	425	430
Consumer and home equity	509	386	214	264	440
Total loans 30-89 days past due	$1,508	$2,138	$799	$1,638	$3,217
ACL on loans at the beginning of the period	$37,865	$37,865	$37,865	$37,865	$25,171
Impact of CECL adoption	—	—	—	—	233
(Credit) provision for loan losses	(3,817)	(5,037)	(5,306)	(1,854)	13,215
Charge-offs:
Residential real estate	92	92	88	53	121
Commercial real estate	—	—	—	—	103
Commercial(2)	799	503	406	147	1,130
Consumer and home equity	273	233	213	87	484
Total charge-offs	1,164	828	707	287	1,838
Total recoveries	(372)	(272)	(208)	(51)	(1,084)
Net charge-offs	792	556	499	236	754
ACL on loans at the end of the period	$33,256	$32,272	$32,060	$35,775	$37,865
Components of ACL:
ACL on loans	$33,256	$32,272	$32,060	$35,775	$37,865
ACL on off-balance sheet credit exposures(3)	3,195	3,185	2,515	2,466	2,568
ACL, end of period	$36,451	$35,457	$34,575	$38,241	$40,433
Ratios:
Non-performing loans to total loans	0.20%	0.23%	0.26%	0.31%	0.32%
Non-performing assets to total assets	0.13%	0.14%	0.17%	0.20%	0.22%
ACL on loans to total loans	0.97%	0.97%	0.98%	1.11%	1.18%
Net charge-offs (recoveries) to average loans (annualized)
Quarter-to-date	0.03%	0.01%	0.03%	0.03%	(0.02)%
Year-to-date	0.02%	0.02%	0.03%	0.03%	0.02%
ACL on loans to non-performing loans	494.95%	422.63%	381.62%	352.15%	363.60%
Loans 30-89 days past due to total loans	0.04%	0.06%	0.02%	0.05%	0.10%
(1)    Period ended December 31, 2020, includes a $3.3 million increase upon adoption of CECL.
(2)    Includes the HPFC loan portfolio.
(3)    Presented within accrued interest and other liabilities on the consolidated statements of condition.

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income, as presented	$16,491	$14,640	$18,278	$69,014	$59,486
Add: amortization of core deposit intangible assets, net of tax(1)	130	129	135	517	539
Net income, adjusted for amortization of core deposit intangible assets	$16,621	$14,769	$18,413	$69,531	$60,025
Average equity, as presented	$545,347	$552,721	$521,671	$542,725	$503,624
Less: average goodwill and core deposit intangible assets	(96,965)	(97,128)	(97,622)	(97,211)	(97,880)
Average tangible equity	$448,382	$455,593	$424,049	$445,514	$405,744
Return on average equity	12.00%	10.51%	13.94%	12.72%	11.81%
Return on average tangible equity	14.71%	12.86%	17.27%	15.61%	14.79%
(1)    Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Non-interest expense, as presented	$26,968	$26,263	$26,692	$103,720	$99,983
Less: legal settlement	—	—	—	—	(1,200)
Less prepayment fees on borrowings	—	—	—	(514)	—
Adjusted non-interest expense	$26,968	$26,263	$26,692	$103,206	$98,783
Net interest income, as presented	$36,797	$34,746	$35,461	$137,436	$136,307
Add: effect of tax-exempt income(1)	224	228	290	988	1,155
Non-interest income, as presented	12,101	11,099	14,331	49,735	50,490
Adjusted net interest income plus non-interest income	$49,122	$46,073	$50,082	$188,159	$187,952
GAAP efficiency ratio	55.15%	57.29%	53.61%	55.41%	53.52%
Non-GAAP efficiency ratio	54.90%	57.00%	53.30%	54.85%	52.56%
(1)     Assumed a 21% tax rate.

Earnings before Income Taxes and Provision, and Earnings before Income Taxes, Provision and SBA PPP Loan Income:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income, as presented	$16,491	$14,640	$18,278	$69,014	$59,486
Add: provision (credit) for credit losses	1,230	939	258	(3,190)	12,418
Add: income tax expense	4,209	4,003	4,564	17,627	14,910
Earnings before income taxes and provision for credit losses	$21,930	$19,582	$23,100	$83,451	$86,814
Less: SBA PPP loan income	(2,684)	(1,950)	(3,687)	(8,170)	(7,750)
Earnings before income taxes, provision for credit losses and SBA PPP loan income	$19,246	$17,632	$19,413	$75,281	$79,064

Adjusted Yield on Interest-Earning Assets:
	For the Three Months Ended			For the Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Yield on interest-earning assets, as presented	3.02%	2.97%	3.38%	3.07%	3.56%
Add: effect of excess liquidity on yield on interest-earning assets	0.16%	0.16%	0.15%	0.13%	0.09%
Less: effect of SBA PPP loans on yield on interest-earning assets	(0.17)%	(0.09)%	(0.19)%	(0.10)%	(0.06)%
Adjusted yield on interest-earning assets	3.01%	3.04%	3.34%	3.10%	3.59%

Adjusted Net Interest Margin (Fully-Taxable Equivalent):
	For the Three Months Ended			For the Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net interest margin (fully-taxable equivalent), as presented	2.82%	2.76%	3.06%	2.84%	3.09%
Add: effect of excess liquidity on net interest margin (fully-taxable equivalent)	0.15%	0.15%	0.13%	0.13%	0.08%
Less: effect of SBA PPP loans on net interest margin (fully-taxable equivalent)	(0.18)%	(0.09)%	(0.20)%	(0.10)%	(0.07)%
Adjusted net interest margin (fully-taxable equivalent)	2.79%	2.82%	2.99%	2.87%	3.10%

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	December 31, 2021	September 30, 2021	December 31, 2020
(In thousands, except number of shares and per share data)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$541,294	$545,984	$529,314
Less: goodwill and core deposit intangible assets	(96,885)	(97,049)	(97,540)
Tangible shareholders' equity	$444,409	$448,935	$431,774
Shares outstanding at period end	14,739,956	14,849,327	14,909,097
Book value per share	$36.72	$36.77	$35.50
Tangible book value per share	$30.15	$30.23	$28.96
Tangible Common Equity Ratio:
Total assets	$5,500,356	$5,502,902	$4,898,745
Less: goodwill and core deposit intangible assets	(96,885)	(97,049)	(97,540)
Tangible assets	$5,403,471	$5,405,853	$4,801,205
Common equity ratio	9.84%	9.92%	10.81%
Tangible common equity ratio	8.22%	8.30%	8.99%

Core Deposits:
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Total deposits	$4,608,889	$4,605,180	$4,005,244
Less: certificates of deposit	(309,648)	(323,395)	(357,666)
Less: brokered deposits	(208,468)	(288,975)	(283,567)
Core deposits	$4,090,773	$3,992,810	$3,364,011

Average Core Deposits:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Total average deposits	$4,398,947	$4,223,964	$3,836,470	$4,096,411	$3,666,444
Less: average certificates of deposit	(315,908)	(327,802)	(373,364)	(333,352)	(454,750)
Average core deposits	$4,083,039	$3,896,162	$3,463,106	$3,763,059	$3,211,694

Total loans, excluding SBA PPP loans:
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020
Total loans, as presented	$3,431,474	$3,315,303	$3,219,822
Less: SBA PPP loans	(35,953)	(81,959)	(135,095)
Total loans, excluding SBA PPP loans	$3,395,521	$3,233,344	$3,084,727